Exhibit 5.7
To:
ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Stockholm, 3 March 2010
SAX/10015-001
Dear Sirs,
ArvinMeritor Sweden AB — Subsidiary Guarantee
We have acted as Swedish counsel to ArvinMeritor Sweden AB (the “Guarantor”), a limited liability company incorporated under the laws of the Kingdom of Sweden, in connection with the execution, delivery and issuance of a guarantee (the “Guarantee”) by the Guarantor in relation to up to $250,000,000 aggregate principal amount of 10.625% notes due 15 March, 2018 (the “Notes”) of ArvinMeritor, Inc. (the “Company”) in an underwritten public offering of the Notes, together with the Guarantee and other guarantees of the Notes by other direct and indirect subsidiaries of the Company, pursuant to an underwriting agreement dated as of 26 February 2010 among the Company, the Guarantor, such other subsidiary guarantors and the underwriters named therein (the “Underwriting Agreement”) and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-163233) as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended,
1.	We have examined:
(a)	The Guarantee, dated 3 March 2010;

(b)	The Underwriting Agreement, dated 26 February 2010;

(c)	A copy of the share register of the Guarantor;

(d)	A copy of the registered articles of association of the Guarantor, adopted on 27 March 2006;

(e)	A copy of the certificate of registration of the Guarantor, dated 25 January 2010;

(f)	A copy of the minutes from an extraordinary general meeting of the shareholders in the Guarantor held on 26 February 2010, where the shareholder resolved to enter into, and approving the terms and conditions of, the Transaction Documents.

(g)	A copy of the minutes from a meeting of the board of directors of the Guarantor held on 26 February 2010 where the board resolved to enter into,

and approving the terms and conditions of, the Transaction Documents.

The Guarantee and the Underwriting Agreement are hereafter referred to as the “Transaction Documents”.
2.	We have assumed:
(a)	that all signatures on all documents supplied to us as originals or as copies of originals are genuine and that all documents submitted to us are true, authentic and complete and that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes to them have been marked or otherwise drawn to our attention;

(b)	the accuracy and completeness of all documents reviewed by us and of any other information set out in public registers or that has otherwise been supplied or disclosed to us (and we have therefore not made any independent investigation thereof);

(c)	that all documents, authorisations, powers and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us;

(d)	that there is no provision of the law of any jurisdiction, other than the Kingdom of Sweden, which would have any implication in relation to the opinions expressed below; and

(e)	that all necessary consents, authorisations and approvals whatsoever and howsoever described required in any relevant jurisdiction (other than the Kingdom of Sweden) for the due execution and delivery of the Transaction Documents by each of the parties thereto have been, or will be, obtained; and that all necessary notices, filings, registrations and recordings required in any applicable jurisdiction (other than the Kingdom of Sweden) in respect of the Transaction Documents have been, or will be, given or effected in accordance with the laws and regulations of every such jurisdiction.
3.	On the basis of the foregoing and subject to the qualifications and reservations hereinafter set forth, we are of the opinion that:
(a)	The Guarantor is a company duly incorporated and validly existing as a limited liability company under the laws of the Kingdom of Sweden.

(b)	The Guarantor has the power, authority and legal right to execute and deliver the Guarantee, and has taken all necessary actions to authorise such execution and delivery.
4.	The opinion in 3 (b) above is subject to the following qualifications and reservations:
(a)	Anything contained in this opinion is subject to all limitations resulting from substantive bankruptcy, insolvency, liquidation, reorganisation and similar laws affecting the rights of creditors generally.

(b)	To the extent that a guarantee by a Swedish limited liability company as security for the obligations of a third party, a parent or sister company exceeds the distributable reserves of the relevant guarantor at the time when the guarantee is given, the validity of such guarantee is subject to the condition that the guarantor receive consideration on market terms for its undertakings or that otherwise sufficient corporate benefit accrues to it.

(c)	Subject to certain exceptions, a Swedish limited liability company may not provide guarantees to any person that owns shares in the company or any subsidiary of that company. This means that — as noted in the corporate resolutions of the Guarantor mentioned under 1 (f) and (g) above — the Guarantee may not cover the obligations of its shareholder.

(d)	This opinion is limited to matters of Swedish law as presently in force and as enacted by Swedish legislative authorities and no opinion is expressed as to the laws of any other jurisdiction.

(e)	This opinion is strictly limited to matters stated herein and is not to be read as extending by implication to any other matters in connection with the Transaction Documents.

(f)	This opinion is given on the basis that it will be governed by and construed in accordance with Swedish law.
5.	Consent and limitations:

We hereby consent to the filing of this opinion as an Exhibit to a Current Report on Form 8-K to be filed by the Company.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date set forth in the beginning of this opinion and this opinion speaks only as of that date.

Yours faithfully,

Advokatfirman Törngren Magnell KB

/s/ Tobhias Brandell	/s/ Sara Axelsson

Tobhias Brandell	Sara Axelsson